Exhibit 99.1

NEWS RELEASE	CONTACT: Brad Forsyth Chief Financial Officer (415) 408-4700

Willis Lease Finance Earns $2.5 Million, or $0.29 Per Share in First Quarter of 2012

NOVATO, CA – May 7, 2012 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported pre-tax earnings of $5.4 million and net income available to common shareholders of $2.5 million, or $0.29 per share, in the first quarter of 2012. In the fourth quarter ended December 31, 2011, Willis Lease generated pre-tax earnings of $3.7 million and net income available to common shareholders of $2.9 million, or $0.33 per share, and in the first quarter a year ago reported pre-tax earnings of $8.2 million and net income available to common shareholders of $4.3 million, or $0.47 per share.

First Quarter 2012 Highlights (at or for the periods ended March 31, 2012, compared to March 31, 2011):

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Pre-tax income was $5.4 million in the first quarter of 2012, up 46% from the preceding quarter and down 35% from the year ago quarter, largely due to differences in gains from sale of leased equipment.

•	Lease portfolio decreased 2% to $974.3 million from a year ago, with 3 engines purchased and 5 engines sold in the current period.

•	Average utilization for the first quarter was 84% compared to 89% in the first quarter a year ago and 85% in the fourth quarter of 2011.

•	Quarter-end utilization was 85%, the same as a year ago and up from 82% at December 31, 2011.

•	Total revenues fell 12% to $35.7 million from $40.8 million a year ago, reflecting lower average portfolio utilization, decreased portfolio size and lower gains from sale of equipment.

•	Lease rent revenues decreased 12% to $24.1 million compared to $27.3 million a year ago.

•	Maintenance reserve revenues increased 4% to $8.6 million, compared to $8.2 million a year ago.

•	Gains on sale of leased equipment totaled $2.6 million, down from $5.1 million a year ago.

•

Total net finance costs decreased 14% to $7.9 million, compared to $9.2 million in the year ago quarter, reflecting the maturity of higher cost interest rate swaps over the past year and lower levels of debt.

•	Liquidity available from the revolving credit facility was $116 million at quarter end, up from $71.5 million a year ago.

•	Share repurchases totaled 141,358 common shares in the quarter at an average price of $12.16.

•	Book value per common share was $22.44 compared to $22.32 a year ago.

“The major factors impacting the engine leasing business in the short-term have not changed significantly in the past year,” said Charles F. Willis, Chairman and CEO. “Overall demand for leased engines remains strong for most engine types but there continues to be an overhang of supply for certain types which keeps lease rates under pressure. However, we have noticed that the pricing spread between short and long-term leases has shown some improvement. We have also seen a higher percentage of requests for longer term leases presumably to lock-in today’s favorable lease rates. Pricing on sale and leaseback transactions remains very competitive, and accordingly we have been quite selective in those that we choose to pursue.”

(more)

WLFC Reports 1Q12 EPS of $0.29

May 7, 2012

“As more aircraft are being retired and parted out, we see more engines, mainly older engines, adding to the supply of engines available for lease—albeit generally for short periods to run out the “green time” in the engines,” Willis continued. “We have always relied in part upon the secondary market for sourcing our older engine types. As we announced last year, however, we have moved up the food chain and are selectively pursuing the acquisition of older aircraft in order to primarily harvest and lease-out the engines. If done correctly, this strategy provides a source of lower cost engines.”

“Our utilization rate at the end of the first quarter was 85%, up from 82% at the end of the previous quarter,” said Donald A. Nunemaker, President. “While the oversupply of certain engine types in the market clearly impacts our utilization, there are other factors that are not market-driven that have an impact as well. One such factor is the number of engines that are either under repair, awaiting repair or awaiting the determination of repair, sell or consign. A large lessor like Willis always has some assets in these various categories, and the amount of such assets can vary considerably from time to time. In addition, because Willis is in the business of trading aviation assets, it is not unusual for unserviceable assets to be acquired with the intention of making them serviceable and available for lease or sale. Until these assets are made serviceable, they are not available for lease, and show up in the off-lease category. Of the assets off-lease at the end of the first quarter, about a third of the assets were in this unserviceable category.”

“Our net finance costs continue to reflect the favorable interest rate environment, with total interest expenses down 4% compared to the prior quarter and lower 14% year-over-year,” said Brad Forsyth, Chief Financial Officer. “We had $60 million of high cost swaps mature on March 15, 2012, with our total swap position decreasing to $315 million or 46% of floating rate debt.”

“We also saw a large swing in our blended federal and state effective tax rate in the fourth quarter of 2011 where we realized minimal tax expense due to a change in California state tax law in the year,” Forsyth noted. “First quarter tax expense returned to more normal levels, at 38.8% compared to 38.3% in the first quarter a year ago.”

Balance Sheet

At March 31, 2012, Willis Lease had 193 commercial aircraft engines, 3 aircraft parts packages and 12 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $974.3 million, compared to 185 commercial aircraft engines, 3 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $998.9 million a year ago. The Company’s funded debt-to-equity ratio continues to drop and is 2.96 to 1 at quarter end, compared to 3.03 to 1 at December 31, 2011 and 3.26 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

WLFC Reports 1Q12 EPS of $0.29

May 7, 2012

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WLFC Reports 1Q12 EPS of $0.29

May 7, 2012

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2012	Dec 31, 2011	March 31, 2011	% Change vs Dec 31, 2011	% Change vs March 31, 2011
REVENUE
Lease rent revenue	$24,085	$25,244	$27,306	(4.6)%	(11.8)%
Maintenance reserve revenue	8,578	11,842	8,226	(27.6)%	4.3%
Gain (Loss) on sale of leased equipment	2,608	(121)	5,060	100.0%	(48.5)%
Other income	468	704	220	(33.5)%	112.7%

Total revenue	35,739	37,669	40,812	(5.1)%	(12.4)%

EXPENSES
Depreciation expense	12,506	12,534	13,189	(0.2)%	(5.2)%
Write-down of equipment	282	1,035	—	(72.8)%	100.0%
General and administrative	8,737	9,593	8,211	(8.9)%	6.4%
Technical expense	1,319	2,657	2,307	(50.4)%	(42.8)%
Net finance costs:
Interest expense	7,947	8,293	9,244	(4.2)%	(14.0)%
Interest income	(30)	(40)	(43)	(25.0)%	(30.2)%
Net loss on debt extinguishment	—	343	—	(100.0)%	0.0%

Total net finance costs	7,917	8,596	9,201	(7.9)%	(14.0)%

Total expenses	30,761	34,415	32,908	(10.6)%	(6.5)%

Earnings from operations	4,978	3,254	7,904	53.0%	(37.0)%
Earnings from joint ventures	397	437	306	(9.2)%	29.7%
Income before income taxes	5,375	3,691	8,210	45.6%	(34.5)%
Income tax expense	2,086	43	3,147	4751.2%	(33.7)%

Net income	$3,289	$3,648	$5,063	(9.8)%	(35.0)%
Preferred stock dividends paid and declared-Series A	782	782	782	0.0%	0.0%

Net income attributable to common shareholders	$2,507	$2,866	$4,281	(12.5)%	(41.4)%

Basic earnings per common share	$0.30	$0.34	$0.50

Diluted earnings per common share	$0.29	$0.33	$0.47

Average common shares outstanding	8,404	8,425	8,552
Diluted average common shares outstanding	8,756	8,758	9,048

WLFC Reports 1Q12 EPS of $0.29

May 7, 2012

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2012	Dec 31, 2011	March 31, 2011
ASSETS
Cash and cash equivalents	$5,601	$6,440	$2,754
Restricted cash	86,067	76,252	95,493
Equipment held for operating lease, less accumulated depreciation	974,335	981,505	998,940
Equipment held for sale	8,824	20,648	6,917
Operating lease related receivable, net of allowances	7,079	8,434	6,259
Notes receivable	542	542	693
Investments	17,365	15,239	9,687
Property, equipment & furnishings, less accumulated depreciation	7,339	6,901	6,955
Equipment purchase deposits	1,369	1,369	1,969
Other assets	18,026	15,875	15,088

Total assets	$1,126,547	$1,133,205	$1,144,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,179	$16,833	$16,524
Liabilities under derivative instruments	12,139	12,341	11,685
Deferred income taxes	86,550	84,706	79,651
Notes payable	704,992	718,134	746,786
Maintenance reserves	57,636	54,509	51,736
Security deposits	6,523	6,278	5,817
Unearned lease revenue	4,036	3,743	3,816

Total liabilities	888,055	896,544	916,015

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	92	91	88
Paid-in capital in excess of par	56,071	56,842	55,683
Retained earnings	159,211	156,704	149,605
Accumulated other comprehensive loss, net of tax	(8,797)	(8,891)	(8,551)

Total shareholders’ equity	238,492	236,661	228,740

Total liabilities and shareholders’ equity	$1,126,547	$1,133,205	$1,144,755

Note: Transmitted on GlobeNewswire on May 7, 2012, at 6:00 a.m. PDT.